Exhibit 2.1
ASSET PURCHASE AGREEMENT
Between
IntelliSense LLC
as Buyer
Intelius Inc.
as Parent
and
IntelliSense Corporation
as Seller
November 17, 2006

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is entered into as of November 17, 2006 by and among IntelliSense Corporation, a Washington corporation (“Seller”), Rhonda Taylor and Paul Tollner (“Shareholders”), Intelius Inc., a Delaware corporation (“Parent”) and IntelliSense LLC, a Nevada limited liability corporation (“Buyer”).
RECITALS
          A. Seller owns and operates an on-line and interactive employment screening and tenant screening business (the “IntelliSense Business”).
          B. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from Seller, substantially all of Seller’s operating assets and other rights, and certain liabilities, relating to the IntelliSense Business for the consideration and on the terms and conditions set forth herein.
AGREEMENT
     In consideration of the foregoing and the terms and conditions set forth herein, the parties hereby agree as follows:
1.	Definitions
     As used in this Agreement, the following capitalized terms shall have the meanings set forth below:
     “Accounts Receivable” shall have the meaning given in Section 4.17.
     “Acquired Assets” shall have the meaning given in Section 2.1.
     “Affiliate” of any Person shall have the meaning given such term in Rule 12b-2 under the Securities Exchange Act of 1934.
     “Agreement” shall mean this Agreement and all Schedules and Exhibits hereto, as amended or supplemented from time to time.
     “Assignment and Assumption Agreement” shall have the meaning given in Section 2.5.
     “Assumed Contracts” shall have the meaning given in Section 2.1.6.
     “Assumed Liabilities” shall have the meaning given in Section 2.3.
     “Balance Sheet” shall have the meaning given in Section 4.6.
Asset Purchase Agreement

     “Balance Sheet Date” shall have the meaning given in Section 4.6.
     “Bankruptcy Exception” shall mean, with respect to any agreement, contract or commitment, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract or commitment, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     “Bill of Sale” shall have the meaning given in Section 2.5.
     “Books and Records” shall mean all books and records (whether physical, electronic or otherwise) relating to Seller’s operation of the IntelliSense Business, including without limitation all of Seller’s mailing lists, customer lists, supplier lists, vendor data, marketing information and procedures, sales and customer files, advertising and promotional materials, marketing collateral, personnel records and files, equipment maintenance records, warranty information, records of operations, standard forms of documents, manuals of operations or business procedures and other similar procedures, and all other information of Seller relating to Seller’s operation of the IntelliSense Business, but excluding the original stock records, minutes and related corporate documents of Seller as described in Section 2.2 (a copy of such records shall be included in the Books and Records included in the Acquired Assets).
     “IntelliSense Business” shall have the meaning given in the Recitals.
     “Cap” shall have the meaning given in Section 10.3.
     “Claim” shall have the meaning given in Section 10.1.
     “Closing” shall mean the consummation of the purchase and sale of the Acquired Assets under this Agreement.
     “Closing Consideration” shall have the meaning given such term in Section 3.1.
     “Closing Date” shall mean the date upon which the Closing becomes effective.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Contract” shall mean any contract, agreement, lease, mortgage, indenture, security interest, guaranty, obligation, promise, instrument, or other undertaking or similar arrangement (whether written or oral and whether express or implied).
     “Debt” shall mean obligations (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) under or relating to letters of credit (including without limitation any obligation to reimburse the letter of credit issuer with respect to amounts drawn under such instruments); (iv) for the deferred purchase price of goods or
Asset Purchase Agreement

services (other than trade payables or accruals incurred and paid in the ordinary course of business); (v) under capital leases; (vi) with respect to check overdrafts, cash/book overdrafts or otherwise reflected as negative cash; (vii) for deferred compensation; (viii) to pay any accrued dividends; and (ix) in the nature of Guarantees of the obligations described in clauses (i) through (viii) above, but excluding in each case debt in the nature of Assumed Liabilities.
     “Disputed Claim” shall have the meaning given in Section 10.4.
     “Employee Benefit Plan” shall mean each employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any “employee benefit plan”, as defined in Section 3(3) of ERISA) and each employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, domestic or foreign (a) sponsored, maintained or contributed to by Seller or to which Seller is a party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of Seller (or any dependent or beneficiary of any such individual), or (c) with respect to which Seller has (or could have) any obligation or liability.
     “Encumbrance” shall mean any security interest, mortgage, lien, deed of trust, charge, option, equitable interest, right of first refusal, community property interest, claim, title defect, easement, license, adverse claim or restriction of any kind, whether or not perfected, including, but not limited to, any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership.
     “Environmental Liabilities” shall mean any Loss or other responsibility arising from or under Laws (a) administered by the U.S. Environmental Protection Agency or state agencies administering Laws relating to the environment and natural resources or (b) otherwise relating to (i) protection of soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), subsurface waters, groundwaters, drinking water supply, sediments, air (including outdoor and indoor air), plant and animal life, and any other environmental medium or natural resource, (ii) health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products), or (iii) removal, remediation, cleanup, corrective action, investigation, containment and similar actions with respect to any matter affecting the environment or natural resources.
     “Equipment” shall mean machinery, equipment, furniture, computer hardware, fixtures, motor vehicles, tooling, leasehold improvements and other tangible personal property (other than Inventory).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.
     “ERISA Affiliate” shall mean any corporation, partnership, limited liability company, sole proprietorship, joint venture, trade, business or other entity or organization that, together
Asset Purchase Agreement

with Seller, either currently or previously, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
     “Excluded Assets” shall have the meaning given in Section 2.2.
     “Excluded Contracts” shall have the meaning given in Section 2.2.
     “Excluded Liabilities” shall have the meaning given in Section 2.3.
     “Financial Statements” shall have the meaning given in Section 4.6.
     “Governmental Body” shall mean any federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, commission, board, bureau or other authority or instrumentality, domestic or foreign, including without limitation any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “Guarantee” shall mean (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (b) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (i) to pay the Debt of such obligor; (ii) to purchase any obligation owed by such obligor; (iii) to purchase or lease assets (other than inventory in the ordinary course of business) under circumstances that would enable such obligor to discharge one or more of its obligations; or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.
     “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1997, as amended.
     “Interim Financial Statements” shall have the meaning given in Section 4.6.
     “Inventory” shall mean all of Seller’s inventory including raw materials, work-in-process, packaging, collateral, office supplies and similar items of personal property.
     “IRS” shall mean the United States Internal Revenue Service.
     “Knowledge of Seller” shall mean, with respect to a particular fact or other matter, the current actual knowledge of the following persons: Rhonda Taylor, Paul Tollner, Elizabeth Curl, and Kristi Tollner, and such knowledge as such individuals in similar circumstances would have upon reasonable inquiry.
     “Law” shall mean any domestic or foreign constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Body and any decision, decree, injunction, Order, ruling or assessment of any Governmental Body or any arbitrator.
Asset Purchase Agreement

     “Lease Assignment and Assumption” shall have the meaning given in Section 2.5.
     “Leased Real Property” shall have the meaning given in Section 2.1.7.
     “Loss” shall mean any and all losses, claims, damages, liabilities, obligations, settlements, awards, demands, offsets, costs, expenses, attorneys’ fees, interest, penalties, and any similar items.
     “Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets, or condition (financial or otherwise) of the IntelliSense Business, except any such effect resulting from (A) any material adverse effect on the Seller’s bookings, revenues, gross margins or earnings, or any delay in or reduction or cancellation of orders or purchases by the Seller’s customers as a direct result of the identity of Buyer or Parent as the ultimate purchaser of the Seller; (B) changes in general economic conditions (provided that such changes do not affect Seller in a disproportionate adverse manner as compared to Seller’s competitors); (C) changes affecting the industry generally in which Seller operates (provided that such changes do not affect Seller in a disproportionate adverse manner as compared to Seller’s competitors); or (D) the taking by Seller of actions pursuant to this Agreement.
     “Order” shall mean any award, decision, injunction, restraining order, judgment, decree, writ, order, regulation, rule, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.
     “Permit” shall mean any federal, state, local or other governmental or quasi-governmental consent, license, permit, grant, authorization or approval, domestic or foreign, which is used in or necessary for the ownership, operation or conduct of the IntelliSense Business.
     “Person” shall mean any individual, partnership, joint venture, association, corporation, trust, limited liability company, unincorporated organization, Governmental Body or other entity.
     “Personal Property” shall have the meaning given in Section 4.9.
     “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body or arbitrator.
     “Purchase Price” shall have the meaning given in Section 3.1.
     “Required Employees” shall mean the Shareholders.
     “Restricted Activities” shall have the meaning given in Section 10.1.
Asset Purchase Agreement

     “Seller Accounting Practices” shall have the meaning given in Section 4.6.
     “Seller IP” shall have the meaning given in Section 4.16.
     “Tax” (and, in the plural, “Taxes”) shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, and impositions of a similar nature, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treasury Regulations Section 1.1502-6 or any comparable provision of Law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.
     “Tax Returns” shall mean any return, report or statement required to be filed with respect to any Tax (including any attachments thereto and any amendment thereof), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where authorized or required, consolidated, combined or unitary returns for any group of entities that includes Seller.
     “Termination Date” shall have the meaning given in Section 9.1.
     “Transaction Documents” shall have the meaning given in Section 7.1.7.
     “Treasury Regulations” shall mean final and temporary treasury regulations promulgated under the Code.
     “WARN Act” shall mean the Workers Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and any comparable state or local laws and regulations.
2.	Purchase and Sale of Assets
     2.1 Purchase and Sale
     On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Encumbrances (other than Assumed Liabilities), and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to all of Seller’s assets and rights of every type and description, whether tangible or intangible, real, personal or mixed, wherever located, including without limitation the assets referred to in this Section 2.1 (but excluding the Excluded Assets) (collectively, the “Acquired Assets”):
Asset Purchase Agreement

          2.1.1 Equipment
     All Equipment owned by Seller as of the close of business on the Closing Date, including without limitation the assets described in Schedule 2.1.1, and all rights to the warranties received from the manufacturers, suppliers and distributors of all such Equipment and any related claims, credits, rights of recovery and setoffs with respect thereto.
          2.1.2 Equipment Leases
     All of Seller’s right, title and interest in, to and under the leases and rental agreements in respect of Equipment used in or related to the IntelliSense Business, if there are any.
          2.1.3 Inventory
     All Inventory owned by Seller as of the close of business on the Closing Date, if any, and all rights to the warranties received from the manufacturers, suppliers and distributors of all such Inventory and any related claims, credits, rights of recovery and setoffs with respect thereto.
          2.1.4 Intellectual Property
     All Intellectual Property of Seller as of the close of business on the Closing Date, including without limitation the Intellectual Property described in Schedule 2.1.4.
          2.1.5 Permits and Licenses
     All Permits and Licenses of Seller as of the close of business on the Closing Date, to the extent actually assignable or transferable, including without limitation those described in Schedule 2.1.5.
          2.1.6 Contracts and Intangible Assets
     All of Seller’s right, title and interest in, to and under (a) all Contracts to which Seller is a party which relate to the IntelliSense Business, including without limitation the Contracts described in Schedule 2.1.6 but specifically excluding the Excluded Contracts (the “Assumed Contracts”), (b) all goodwill associated with the IntelliSense Business, and (c) all causes of action and other claims benefiting Seller or the IntelliSense Business, whether known or unknown and whether now existing or hereafter arising, under any Assumed Contracts or relating to any of the Acquired Assets or the IntelliSense Business except those listed in the Excluded Assets. As provided in Section 2.3, Buyer is not assuming any liabilities or obligations under any Contract not listed in Schedule 2.1.6.
Asset Purchase Agreement

          2.1.7 Real Estate Leases
     All interests in real property, and rights thereto, leased by Seller and used in the operation of the IntelliSense Business as described in Schedule 2.1.7 (the “Leased Real Property”).
          2.1.8 Accounts Receivable
     All of Seller’s accounts receivable relating to pending or in-progress services or orders existing as of the Closing, which accounts receivable accrue after Closing, except those listed in the Excluded Assets.
          2.1.9 Books and Records
     All of Seller’s Books and Records relating to the IntelliSense Business as of the close of business on the Closing Date; provided that Seller and the Shareholders shall be entitled to retain copies of, maintain applicable systems and databases related to, and have all reasonable access to, said Books and Records as necessary or prudent to complete any Tax Returns or other required filings, or to effect the orderly wind-down of the Seller’s operations, and Buyer shall maintain said Books and Records sufficient to facilitate the same.
          2.1.10 Insurance Proceeds
     All insurance proceeds paid or payable to Seller in respect of any damage to or destruction or loss of any Acquired Assets (for insurable events that occurred prior to Closing, and limited to the portion of the proceeds allocable only to the Acquired Assets), including any assets of Seller that, as far as could reasonably be foreseen, would have been included in the Acquired Assets but for such damage, destruction or loss.
          2.1.11 Allocation of November 2006 Expenses and Revenue
     Revenue generated on services performed by the IntelliSense Business covering the entire month of November 2006 shall be prorated as follows conditioned upon a closing date of November 17, 2006: 60% of revenue should be retained by the Seller and shall be included in the Excluded Assets and 40% of revenue should be retained by the Buyer and will be booked with the post-acquisition date. Revenue reflecting services performed during any other period commencing prior to November 17 and ending after November 17, shall be handled similarly on a pro-rata basis based on days in the pre- and post-acquisition period covered by the services.
     Expenses incurred for the normal operation of the IntelliSense Business for the entire month of November 2006 shall be prorated as follows conditioned upon a closing date of November 17, 2006: 60% shall be the responsibility of Seller and shall not be included in the Purchase agreement and 40% shall be the responsibility of Buyer and will be booked in the post-acquisition period. Bills for expenses that cover a period commencing prior to
Asset Purchase Agreement

November 17 and ending after November 17, shall be handled similarly on a pro rata basis based on days in the pre- and post-acquisition period for which expenses were incurred.
     2.2 Excluded Assets
          (a) Seller and Buyer expressly understand and agree that: (i) Seller is not transferring to Buyer pursuant to this Agreement any assets or rights of Seller described in Section 2.2(b) hereof (the “Excluded Assets”), and (ii) Buyer is not purchasing or acquiring any of the Excluded Assets.
          (b) The Excluded Assets shall consist of the following:
               (i) Deposits paid for Leased Real Property that relates to periods on or after the Closing Date;
               (ii) Seller’s or any individual Shareholder’s rights to refunds of Taxes, deposits, returns, insurance proceeds not included in the Acquired Assets (Section 2.1.10) or other payments, rights or entitlements that arise out of the IntelliSense Business and relate to periods on or prior to the Closing Date;
               (iii) All insurance premiums paid in respect of the IntelliSense Business or Acquired Assets prior to the Closing Date that relate to periods on or after the Closing Date;
               (iv) All of Seller’s rights and obligations under the Contracts listed in Schedule 2.2 (“Excluded Contracts”);
               (v) All of Seller’s original stock records, minutes of meetings of the board of directors and shareholders of Seller, and other original minute book records; provided, however, that a copy of such materials shall be included in the Acquired Assets as provided in Section 2.1.9;
               (vi) Any and all rights, judgments, awards, damages and interests associated with or arising from the breach of contract litigation initiated against Julie Newton (and any follow-on or cross-claims arising therefrom); and
               (vii) Accounts Receivable invoiced before Closing reflecting services performed by IntelliSense before the Closing and not included in the Acquired Assets.
               (viii) All other assets listed on Schedule 2.2.
     2.3 Assumption of Liabilities
          (a) Upon the terms and subject to the conditions of this Agreement, Buyer shall assume only those obligations, Contracts and liabilities of Seller set forth in Section
Asset Purchase Agreement

2.3(b) hereof (the “Assumed Liabilities”). Buyer shall not assume, and Seller shall pay and be fully responsible and hold Buyer and its Affiliates harmless and indemnify them for, as provided in Section 10, all other obligations and liabilities of Seller of any kind, character or description, whether known or unknown, fixed, contingent or otherwise, including without limitation the Excluded Liabilities.
          (b) The Assumed Liabilities shall include only the following:
               (i) All liabilities and obligations arising from performance (or non-performance) under the Assumed Contracts after the Closing;
               (ii) All liabilities and obligations arising from the operation of the IntelliSense Business by Buyer after the Closing, including without limitation Tax liabilities arising from the operation of the IntelliSense Business after the Closing; and
               (iii) All trade accounts payable and other current liabilities of the IntelliSense Business incurred after the Closing and arising from the operation of the IntelliSense Business after the Closing.
     2.4 Excluded Liabilities
     Buyer shall not assume any liabilities or obligations of Seller other than the Assumed Liabilities specified above. All other liabilities and obligations of Seller, whether known or unknown, fixed, contingent or otherwise, shall remain liabilities and obligations of Seller and shall not be succeeded to by Buyer as a result of this transaction or otherwise (all such liabilities and obligations not assumed by Buyer herein are called “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the matters specified below in this Section 2.4:
          2.4.1 Debt
     All Debt of Seller and its Affiliates, including without limitation a Small Business Administration loan of approximately Three Hundred and Eighty Five Thousand Dollars ($385,000) made to Seller in about June 2006 and all loan agreements and obligations made by Seller and its Shareholders related to said loan.
          2.4.2 Taxes
     All liabilities and obligations of Seller and its Affiliates for Taxes that relate to any operations of Seller prior to the Closing.
          2.4.3 Conduct of Business Prior to Closing
     Other than the Assumed Liabilities, all liabilities and obligations of Seller and its Affiliates that relate to (a) the ownership or operation of the Acquired Assets or the IntelliSense Business prior to the Closing, (b) breach or failure to perform under any
Asset Purchase Agreement

Assumed Contract prior to the Closing, or (c) any other actions, omissions, conditions or events that occurred or existed prior to the Closing, whether based on any act or omission of Seller or any employee or agent of Seller in connection with the operation of the IntelliSense Business or otherwise.
          2.4.4 Environmental Liability
     All liabilities and obligations of Seller and its Affiliates constituting Environmental Liabilities and relating to the conduct of the IntelliSense Business prior to Closing.
          2.4.5 Severance Costs
     All liabilities and obligations of Seller and its Affiliates arising from or relating to any termination or cessation of employment of any employees of Seller by Seller, wherever located, occurring on or prior to the Closing, including without limitation any terminations associated with the transaction that is the subject of this Agreement, from whatever source such liabilities and obligations arise, including without limitation contractual obligations, Employee Benefit Plan obligations, notices to employees, employment manuals, course of dealings, past practices, obligations under the WARN Act, or relating to Section 280G or 4999 of the Code, or otherwise.
          2.4.6 Employee Compensation, Benefits and Expenses
     Subject to Buyer’s compliance with Section 6.3 (a) all liabilities and obligations of Seller and its Affiliates with respect to the Employee Benefit Plans, except as otherwise provided by law, and (b) all liabilities and obligations with respect to accrued payroll, bonuses, vacation pay, workers compensation liability, employment security liability, disability tax, profit sharing, fringe benefits and other employee benefits, taxes, compensation and costs with respect to or that relate to periods of employment or services performed for Seller prior to the Closing.
          2.4.7 Refunds
     All liabilities and obligations of Seller and its Affiliates relating to or in respect of returns or refunds of sales reasonably made prior to the Closing based on policies and practices of Seller in place prior to Closing.
          2.4.8 Excluded Contracts and Assets
     All liabilities and obligations of Seller and its Affiliates in respect of the Excluded Assets and of the Excluded Contracts, whether arising prior to, on or after the Closing.
Asset Purchase Agreement

          2.4.9 Matters Covered By Insurance
     Claims, liabilities, and expenses that are covered by or relate to any insurance policies maintained by Seller with respect to the conduct of the IntelliSense Business prior to the Closing.
          2.4.10 Contingent and Unknown Liabilities
     All liabilities and obligations of Seller and its Affiliates that are contingent, or unknown, and are not scheduled or addressed under this Agreement, including oral commitments, obligations for indemnification, surety, guarantee and the like under any Contract, and similar matters that were made or which relate to the conduct of the IntelliSense Business prior to Closing.
     2.5 Instruments of Sale and Assignment
     (a) Subject to Section 7 hereof, on or prior to the Closing Date, Seller shall deliver to Buyer, and Buyer shall deliver to Seller, as the case may be, such instruments of sale and assignment as shall, in the reasonable judgment of Buyer and Seller, be necessary to vest in Buyer at Closing all of Seller’s right, title and interest in and to the Acquired Assets and to evidence the assumption of the Assumed Liabilities by Buyer, including without limitation a Bill of Sale substantially in the form of Exhibit A (the “Bill of Sale”), an Assignment and Assumption Agreement substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”), and a Lease Assignment and Assumption substantially in the form of Exhibit C (the “Lease Assignment and Assumption”). Seller shall use its reasonable efforts to put Buyer in possession and operating control of the Acquired Assets at the Closing.
     (b) If any Assumed Contract included in the Acquired Assets is not assignable by Seller to Buyer without the consent of a third party, or will not continue in effect after the Closing without the consent of a third party, then Seller shall cooperate with Buyer to determine the best manner and timing of seeking such consents, and, shall use its reasonable efforts to provide Buyer (at Buyer’s expense regarding all efforts made after Closing) with such third-party consents prior to the Closing Date in a form reasonably satisfactory to Buyer. If Seller’s assignment or attempted assignment of any such Assumed Contract prior to obtaining the third-party consent would constitute a breach of such Assumed Contract, then such assignment or attempted assignment shall not be made or be deemed effective unless and until the third-party consent is obtained. Buyer shall render such cooperation as is reasonably required to assist Seller in obtaining such third-party consents (at Buyer’s expense regarding all efforts made after Closing). Subject to the condition set forth in Section 7.1.5 hereof and the termination rights of Buyer in Section 9 hereof, if no such consent can be obtained with respect to an Assumed Contract, and the Closing nevertheless occurs, Seller and Buyer shall cooperate with respect to such Assumed Contract after Closing, and provided that it is permissible and reasonably feasible under such contract, enter into such pass-through agreements or arrangements as may be necessary to ensure that Buyer is
Asset Purchase Agreement

provided with the benefits of such Assumed Contract as if Buyer were the contract party thereto. If such pass-through agreements or arrangements are not acceptable to Buyer, any such Assumed Contract shall be treated as an Excluded Contract upon notice of such election from Buyer to Seller.
3.	Purchase Price and Closing
     3.1 Purchase Price
     In exchange for the Acquired Assets Buyer will pay Seller the aggregate purchase price (the “Purchase Price”) as follows: (a) the sum of $2,250,000, (b) the issuance and delivery of Twenty Thousand (20,000) shares of Class A Common Stock of Intelius Inc. (“Stock”) to the Seller at Closing, and (c) the issuance and delivery into escrow of Twenty Thousand (20,000) shares of Class A Common Stock of Intelius Inc. in the Seller’s name at Closing, the release of which shall be subject to the satisfaction of the conditions set forth in Section 3.1(d) below (“Additional Shares”). The Purchase Price shall be paid as follows:
          (a) $2,150,000 in cash or immediately available funds, payable to Seller at Closing (together with the Stock, the “Closing Consideration”); plus
          (b) $100,000 in cash (the “Holdback Amount”), less any amounts to which Buyer or any other Indemnified Party (as defined in Section 10 below) is entitled in respect of indemnification claims under Section 10 of this Agreement, payable to the Shareholders (to the extent of any remaining Holdback Amount) at such time and in such manner as provided in Section 10 below; plus
          (c) Buyer will deliver to Seller one or more certificates evidencing the Stock. The Stock shall be transferred subject to the Restrictions on Equity Consideration contained in Exhibit D hereto; plus
          (d) the Additional Shares shall be issued in Seller’s name into escrow to be released to the Seller on the date that is one year from the Closing Date, unless the Shareholders’ employment relationship with Buyer or Parent shall have been terminated under circumstances other than an Involuntary Termination (as defined in those certain employment agreements between each of the Shareholders and Buyer in the form attached hereto as Exhibit E. The Additional Shares shall be released subject to the Restrictions on Equity Consideration contained in Exhibit D hereto.
     3.2 Allocation of Purchase Price; Tax Treatment
     The parties agree that the purchase of the Acquired Assets in exchange for the Purchase Price hereunder is an “applicable asset acquisition” within the meaning of Section 1060 of the Code. Within 60 days after the Closing Date, Buyer will provide to Seller copies of IRS Form 8594 and any required exhibits thereto (the “Asset Allocation Statement”) with Buyer’s proposed allocation of the Purchase Price (together with any assumed liabilities). Within 30 days after the receipt of the Asset Allocation Statement Seller will propose to
Asset Purchase Agreement

Buyer any changes to such Statement or confirm that it agrees with such Statement. Buyer and Seller will endeavor in good faith to resolve any differences with respect to the Asset Allocation Statement within 15 days after Buyer’s receipt of any written notice of objection from Seller. If Buyer and Seller resolve all differences with respect to the Asset Allocation Statement the Purchase Price (together with any assumed liabilities) will be allocated in accordance with the resolved Asset Allocation Statement and, subject to the requirements of applicable tax law or election, all Tax Returns filed by Buyer and Seller will be prepared consistently with such allocation.
     3.3 Closing
     Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Lane Powell PC, 1420 Fifth Avenue, Suite 4100, Seattle, Washington 98101 on the earliest practicable business day after the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 of this Agreement (unless this Agreement shall be earlier terminated in accordance with its terms), or at such other location or time as the parties may agree, and shall be effective as of midnight on the Closing Date. At the Closing, each party shall deliver such funds, documents, assets and other items as may be specified in this Agreement for delivery at or in connection with the Closing.
4.	Representations and Warranties of Seller and Shareholders
     Seller and the Shareholders, represent and warrant to Buyer that, except as set forth in the Schedules to this Section 4 (the contents of all Schedules under this Section 4 and under Section 2 above shall be deemed to be representations and warranties by the Seller and the Shareholders under this Section 4), the statements set forth in this Section 4 are accurate and complete. With the exception of the representations and warranties set forth below in Section 4.10 (“Taxes”), which shall survive until the expiration of the relevant statute of limitations, the representations and warranties in this section shall survive and be valid, enforceable and binding for a period of one year after the Closing Date. After the first anniversary of the Closing Date, Buyer shall have no recourse against either Seller or Shareholders for any inaccuracies in said representations and warranties, with the exception of the representations and warranties set forth below in Section 4.10 (“Taxes”), which shall survive until the expiration of the relevant statute of limitations.
     4.1 Organization and Good Standing
     Seller is a corporation duly organized, and validly existing under the laws of Washington State. Seller is duly qualified to do business and is in good standing in the jurisdictions set forth in Schedule 4.1, and there are no other jurisdictions where such qualification is required by virtue of (a) the ownership or lease of real or personal property or (b) the nature of the activities or business conducted by the IntelliSense Business, except where the failure to be so qualified would not have a Material Adverse Effect. Except as set forth in Schedule 4.1, Seller does not have, nor has Seller ever had, any subsidiaries. Seller does not own, directly or indirectly, any ownership, equity, profits or voting interest or
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participation in, or otherwise control, directory or indirectly, any Person, and Seller has no agreement, right, option or commitment to acquire (whether by purchase, conjuration or exchange) any such interest.
     4.2 Corporate Authority; Enforceability
          (a) Seller has all requisite corporate power and authority to own and operate the IntelliSense Business and the Acquired Assets, and to carry on its business as now being conducted. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by the Bankruptcy Exception. Upon execution and delivery by Seller of the other Transaction Documents, such Transaction Documents will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforcement may be limited by the Bankruptcy Exception
          (b) Each Shareholder is duly authorized and has the legal capacity to execute this Agreement and the other Transaction Documents to which such Shareholder is a party. Each Shareholder is duly authorized to consummate the transactions contemplated hereby and thereby and to perform all of such Shareholder’s obligations under this Agreement and the other Transaction Documents to which he or she is a party. This Agreement constitutes the legal, valid and binding obligation of each Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by the Bankruptcy Exception. Upon execution and delivery by each Shareholder of the other Transaction Documents, such Transaction Documents will constitute the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforcement may be limited by the Bankruptcy Exception.
     4.3 No Conflict
     The execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the Shareholders and the consummation of the transactions contemplated hereby and thereby will not, directly or indirectly, (a) violate, conflict with, or result in any breach of, any provision of Seller’s articles of incorporation or bylaws or any resolution adopted by the board of directors or shareholders of Seller; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time, would constitute a default) under any Contract or Order to which Seller or any Shareholder is a party or by which it is bound or to which the Acquired Assets are subject; or (c) result in the creation of any Encumbrance on any of the Acquired Assets; or (d) violate
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any applicable law, statute, rule, ordinance or regulation of any Governmental Body; or (e) cause any of the Acquired Assets to be reassessed or revalued by any Tax authority or other Governmental Body; or (f) violate or result in the suspension, revocation, modification, invalidity or limitation of any Permits; or (g) give any party with rights under any Contract, Order or other restriction to which Seller or any Shareholder is a party or by which it is bound or to which the Acquired Assets are subject, the right to terminate, modify or accelerate any rights, obligations or performance under such Contract, Order or restriction.
     4.4 Consents and Approvals
     Except as set forth in Schedule 4.4, (a) no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by Seller and the Shareholders of this Agreement and the Transaction Documents and for the consummation by Seller and the Shareholders of the transactions contemplated hereby and thereby, and (b) no consent, approval or authorization of any third party is required, under any Contract or otherwise, in connection with the execution, delivery and performance by Seller and the Shareholder of this Agreement and the Transaction Documents to which either Seller or the Shareholder is a party and the consummation by Seller and the Shareholder of the transactions contemplated hereby and thereby, including without limitation the assignment and assumption of the Assumed Contracts.
     4.5 Capitalization
     The authorized capital stock of Seller consists of 1,000,000 shares of voting common stock, no par value per share, of which 5,000 shares are issued and outstanding and owned by the Shareholders as set forth on Schedule 4.5. The Shareholders are the record and beneficial owners and holders of the shares owned by each of them, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended, or any other applicable Law. There are outstanding no options, warrants, convertible or exchangeable securities or other rights to acquire equity securities of Seller.
     4.6 Financial Statements
          (a) Seller has delivered to Buyer the following financial statements of the IntelliSense Business, which are attached hereto as Schedule 4.6 (collectively, the “Financial Statements”): (a) unaudited balance sheet, income statement, and statement of shareholders’ equity as of and for the fiscal year ended December 31, 2005; (b) unaudited balance sheets, income statements, and statements of shareholders’ equity as of and for the fiscal years ended December 31, 2004 and December 31, 2003; and (c) unaudited balance sheet (the “Balance Sheet”), and income statement as of and for the 10 month period ended October 31, 2006 (the “Balance Sheet Date”) (the “Interim Financials”). The Financial Statements have been prepared in accordance with Seller’s Accounting Practices, and fairly
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present in all material respects the financial condition, results of operations, and shareholders’ equity of the IntelliSense Business at the dates and for the periods referred to in such Financial Statements, subject in the case of the Interim Financials to normal recurring period-end adjustments which will not, individually or in the aggregate, be material in amount or effect. A description of Seller’s general accounting practices and policies (“Seller’s Accounting Practices”) and the material differences between Seller’s Accounting Practices and GAAP are described in Schedule 4.6.
          (b) Seller has no Debt, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that is required to be reflected or reserved against in accordance with GAAP, but that is not reflected or adequately reserved against in the Financial Statements, other than obligations or liabilities (i) that were incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date and (ii) that are not material in amount or effect individually or in the aggregate.
          (c) Seller maintains a system of internal controls and procedures that is reasonably adequate, given the nature and size of its business and its historical experience with such matters, to ensure proper bookkeeping, financial accounting and recordkeeping, and to prevent unauthorized or improper financial activities or commitments. In the last five years, no independent accounting firm has identified any reportable condition or other material weakness in internal controls of Seller, and Seller has implemented any material recommendations of such firms with respect to accounting practices and policies. To the Knowledge of Seller, there have been no material accounting errors or improprieties that have occurred or existed in its IntelliSense Business in the last five years.
     4.7 Absence of Certain Changes or Events
     Except as set forth on Schedule 4.7, since the Balance Sheet Date:
          (a) Seller has (i) not suffered any changes in its business, operations, properties, prospects, assets, results of operations or condition (financial or otherwise) which changes, in the aggregate, have had, or may reasonably be expected to result in, a Material Adverse Effect, and (ii) other than activities related to the consummation of the transactions contemplated by this Agreement, conducted its business in the ordinary course consistent with past practices.
          (b) Seller has not (i) declared, set aside, made or paid any dividend or other distribution in respect of the capital stock of, or other equity interests in, or repurchased, redeemed or otherwise acquired any outstanding, capital stock or other equity interests in, Seller, (ii) transferred, issued, sold or disposed of any shares of the capital stock of, or other equity interests in Seller or granted options, warrants, calls or other rights to purchase or otherwise acquired any capital stock or other equity interests in Seller, (iii) effected any recapitalization, reclassification, stock split or like change in the capitalization of Seller, or (iv) amended its articles of incorporation or by-laws.
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          (c) Seller has not effected any material change in the accounting policies, practices or principles with respect to the IntelliSense Business, including with respect to the preparation of financial statements.
          (d) As to the Acquired Assets, Seller has not (i) committed to make any capital expenditures except for those with an aggregate cost not in excess of $10,000, (ii) waived or committed to waive any rights that could have a Material Adverse Effect, (iii) purchased, leased, sold, exchanged or otherwise disposed of or acquired any assets (other than in the ordinary course consistent with past practices) for which the aggregate consideration paid or payable in excess of $10,000, or (iv) suffered any Loss, whether or not covered by insurance, is in excess of $10,000 in the case of any individual loss, or $25,000 with respect to the aggregate of all such losses.
          (e) Seller has not made or agreed to make any increase in the compensation payable or to become payable to any employee, except for regularly scheduled increases in compensation payable or increases otherwise occurring in the ordinary course consistent with past practices.
          (f) Seller, to the extent consistent with past practice, has used all commercially reasonable efforts to preserve substantially intact the organization of Seller and to preserve the present relationships of Seller with (i) each of its employees, and (ii) each Person having any business relationship with Seller that is advantageous to the IntelliSense Business or the discontinuance of which could have a Material Adverse Effect.
          (g) Seller has not (i) made any upward adjustments to, written up or otherwise increased the book value of any of any of the Acquired Assets, (ii) reduced, written off or otherwise decreased the amount of any of the Assumed Liabilities other than in the ordinary course consistent with past practices, or (iii) allowed any Encumbrance to take effect with respect to any of the Acquired Assets.
          (h) Seller has not terminated or received any notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, supplier, customer, credit or Contract agreement, or (ii) any Contract involving a total remaining commitment by or to Seller of at least $10,000.
          (i) Seller has not sold, leased or otherwise disposed of any of its assets or mortgaged, pledged or taken any action that may result in the imposition of any Encumbrance on any of Seller’s assets, including a sale, lease or other disposition of any of the Intellectual Property.
          (j) Seller has not entered into any Contract involving obligations of or to the Seller in excess of $10,000, or that is not terminable on notice of 30 days or less without payment or obligation.
          (k) Seller has not entered into any Contract to do any of the foregoing.
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     4.8 Books and Records
     The Books and Records, all of which have been made available to Buyer, are accurate and complete and have been maintained in accordance with sound business practices, including the maintenance of a reasonably adequate system of internal controls. Specifically and not in limitation of the foregoing, the minute books of Seller, all of which have been made available to Buyer, contain materially accurate and materially complete records of all meetings held and corporate action taken by the shareholders, board of directors and committees of the board of directors of Seller, and no meeting of any such shareholders, board of directors or any board committee has been held for which minutes have not been prepared and are not contained in such minute books. The stock transfer books of Seller accurately and completely reflect in all material respects all issuances and transfers of shares of capital stock of Seller since its organization.
     4.9 Title and Sufficiency of Acquired Assets
          (a) The Acquired Assets (i) constitute all the assets, tangible and intangible, of any nature whatsoever, necessary to or actually used in the operation of the IntelliSense Business, and (ii) are sufficient to permit Buyer to operate the IntelliSense Business in the same manner as heretofore and currently conducted by Seller.
          (b) Seller owns all of the Acquired Assets free and clear of all Encumbrances, except for (i) security interests securing specified liabilities or obligations shown in the Financial Statements with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (ii) liens for current Taxes not yet due. Other than as described on Schedule 4.12(f), the execution and delivery of the Transaction Documents by the parties and the payment by Buyer to Seller of the Purchase Price of the Acquired Assets set forth in Section 3.1 will result in Buyer’s immediate acquisition of good, valid and marketable title to the Acquired Assets, free and clear of any Encumbrance, and the unfettered right to use the leased Acquired Assets in accordance with the leases therefor.
          (c) Seller owns no real property. Schedules 2.1.1 and 2.1.3 constitute a complete and accurate list of all Equipment, Inventory and other personal property other than Intellectual Property (the “Personal Property”) owned by Seller, and Schedule 2.1.2 constitutes a complete and accurate list of all Personal Property leased or rented by Seller, as of the date hereof. Schedule 2.1.7 constitutes a complete and accurate list of all Leased Real Property. Seller has delivered to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Leased Real Property and the Personal Property.
          (d) There are no zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or, to the knowledge of Seller, may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the Leased Real Property for the
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conduct thereon of the IntelliSense Business as presently conducted. Seller has received all necessary Permits with regard to occupancy and maintenance of the Leased Real Property for the conduct of the IntelliSense Business as presently conducted.
          (e) Each lease of any portion of the Leased Real Property, and each lease, license, rental agreement, contract of sale or other agreement to which any Personal Property is subject, is valid and in good standing, Seller has performed in all material respects the obligations imposed on it thereunder, and neither Seller nor, to the Knowledge of Seller, any other party thereto is in default thereunder in any material respect, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by Seller or, to the Knowledge of Seller, any other party thereto. Seller has not received notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel or terminate the same and, to the Knowledge of Seller no party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel or terminate the same.
          (f) Except as specifically set forth in Schedule 4.9(f), to the Knowledge of Seller, there is no material structural defect in the Leased Real Property. Seller is not in default in any material respect under any covenant, condition, restriction, easement or right-of-way relating to the Leased Real Property.
     4.10 Taxes
          (a) Schedule 4.10 lists all (i) Taxes paid by or on behalf of, (ii) Tax Returns filed by or on behalf of, and (iii) jurisdictions in which Tax Returns are filed by or on behalf of, Seller.
          (b) Except as set forth on Schedule 4.10 to the Disclosure Schedule:
               (i) Seller (A) has timely filed with each appropriate Governmental Body all Tax Returns required to be filed by it on or before the Closing Date, and all such Tax Returns are true, correct, and complete in all material respects and (B) has timely paid all Taxes due on or before the Closing Date and payable by it (whether or not such Taxes have been reflected on any Tax Return; provided, however, that the reps and warranties set forth in this Section 4.10 are made only to the extent that Taxes (a) are or may become liens on the Acquired Assets or (b) for which Buyer is or may be liable in the capacity of transferee of the Acquired Assets.
               (ii) No Claim has been made by a Governmental Body in a jurisdiction where Seller does not file a Tax Return to the effect that Seller is or may be subject to taxation by that jurisdiction. Seller files tax returns in the states listed on Schedule 4.10.
               (iii) There are no other actions, suits, investigations, audits or Claims by any Governmental Body in progress relating to Seller, nor has Seller or any of its
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directors, officers or employees responsible for Tax matters received any notice from any Governmental Body that it intends to conduct such an audit or investigation.
               (iv) There are no Encumbrances for Taxes upon the assets of Seller, except for Encumbrances arising as a matter of Law relating to current Taxes not yet due.
               (v) Seller is not and has never been a member of any “affiliated group” within the meaning of Section 1504 of the Code or any similar group defined under a similar provision Law that filed or was required to file a consolidated, combined or unitary Tax Return.
               (vi) Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
               (vii) Seller has made a valid election for Seller to be treated as an “S” corporation within the meaning of Section 1361(a) of the Code and any comparable provision of Law. For federal and applicable state and local income Tax purposes, Seller has properly qualified as an “S” corporation since the effective date of such election through the date of this Agreement, and will properly qualify as an “S” corporation through and until the Closing Date in all jurisdictions in which it is subject to Tax. Seller has never been subject to income Tax as a “C” corporation with the meaning of Section 1361(a) of the Code or any comparable provision of Law.
               (viii) Seller has not waived the statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return or a Tax assessment or deficiency.
     4.11 Environmental Matters
     Seller is, and at all times has been, in full compliance with all Environmental Laws. Seller has no liabilities or obligations of any kind (whether known or unknown, fixed, contingent or otherwise) under any Environmental Law. Seller has no reasonable basis to expect, nor (to Seller’s Knowledge) has it or any other Person for whose conduct Seller is or may be held to be responsible received, any actual or threatened investigation, action, suit, proceeding, notice or other communication from any Governmental Body, private citizen, or other individual or entity of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or to Seller’s knowledge threatened obligation to undertake or bear the cost of any Environmental Liabilities. Seller has delivered to Buyer accurate and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Seller pertaining to matters covered under, or compliance with, Environmental Laws.
     4.12 Contracts
          (a) Schedule 4.12 sets forth an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:
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               (i) each Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $10,000;
               (ii) each Contract that involves performance of services or delivery of goods or materials to, or capital expenditures by, Seller of an amount or value in excess of $10,000;
               (iii) each Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts by Seller in excess of $10,000;
               (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract to which Seller is a party that involves any (i) real or (ii) personal property (except leases and installment and conditional sales agreements having aggregate payments of less than $10,000 and with a term of less than one year);
               (v) each Contract pertaining to the Intellectual Property;
               (vi) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
               (vii) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;
               (viii) each Contract containing covenants that in any way purport to restrict the business activity of Seller or any Affiliate of Seller, or limit the freedom of Seller or any Affiliate of Seller to engage in any line of business or to compete with any Person;
               (ix) each warranty, guaranty and or other similar undertaking extended by, or for the benefit of Seller;
               (x) each Contract with a customer of the IntelliSense Business;
               (xi) each Contract with a supplier of or service provider for the IntelliSense Business;
               (x) any other Contract that is material to the IntelliSense Business or the ownership of any of the Acquired Assets; and
               (xi) each amendment, supplement and modification in respect of any of the foregoing.
          (b) Each Contract identified or required to be identified on Schedule 4.12 is in full force and effect and is valid and enforceable in accordance with its terms.
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          (c) Except as set forth on Schedule 4.12:
               (i) Seller is, and at all times has been, in full compliance with all applicable terms, conditions and requirements of each Contract under which Seller has or had any obligation or liability or by which Seller or any of the Acquired Assets is or was bound;
               (ii) to Seller’s knowledge, each other Person that has or had any obligation or liability pursuant to any Contract under which Seller has or had any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract;
               (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract;
               (iv) within the three years preceding the date of this Agreement, Seller has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract; and
               (v) to the Knowledge of Seller, there are no obligations that remain to be performed by Seller or any other Person under any Contract that cannot be fulfilled.
          (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid by or payable to Seller under current or completed Contracts with any Person and, to the Knowledge of Seller, no Person has made written demand for such renegotiations.
          (e) The Contracts were entered into in the ordinary course of business and without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.
          (f) Except as set forth on Schedule 4.12(f), each Contract identified or required to be identified on Schedule 4.12 that is included in the Acquired Assets is assignable by Seller to Buyer without the notice to, consent or approval of, or payment of a fee or other amount to, any third party. Schedule 4.12(f) therefore includes a complete and accurate list of such consents and approvals required for assignment and assumption of the Assumed Contracts.
          (g) No event has occurred or circumstance exists under, or by virtue of, any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance on any Acquired Asset or would result in a Material Adverse Effect.
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          (h) The consummation of the transactions contemplated hereby or by the Transaction Documents will not result in, or cause or authorize the termination or cancellation of, any provision of any Assumed Contract.
     4.13 Legal Proceedings; Orders
          (a) There is no pending Proceeding (i) that has been commenced by or against Seller or that otherwise relates to or is reasonably likely to affect adversely the IntelliSense Business, or any of the assets owned or used by Seller, or (ii) that challenges, or is reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the Transaction Documents except the above referenced litigation against Julie Newton. To the Knowledge of Seller, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.
          (b) Seller is not subject to any Order that relates to the IntelliSense Business, or any of the assets owned or used by, Seller, and, to the Knowledge of Seller, no officer, director, agent, or employee of Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity or practice relating to the IntelliSense Business.
          (c) Seller is, and at all times has been, in full compliance with all the terms and requirements of each Order to which Seller, the IntelliSense Business or any of the assets owned or used by Seller, is or has been subject; no event has occurred or circumstance exists that may constitute or result in (with or with out notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, the IntelliSense Business or any of the assets owned or used by Seller, is subject; and Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, the IntelliSense Business or any of the assets owned or used by Seller, is or has been subject.
     4.14 Labor Matters
          (a) None of Seller’s employees is represented in his or her capacity as an employee of Seller by any labor organization; Seller has not recognized any labor organization; and no labor organization has been elected as the collective bargaining agent of any employee of Seller. There are no, nor have there ever been any, labor disputes, employee grievances or disciplinary actions, strikes, picketing, lockouts or similar job actions pending or, to the Knowledge of Seller, threatened against Seller. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employee by Seller, and no such action is contemplated by Seller. There are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to Seller’s employees and Seller has not been requested by any
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group of employees or other Persons to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization. There are no complaints, charges or Claims against Seller pending or, to the Knowledge of Seller, threatened that could be brought or filed, with any public or Governmental Body, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ any individual by Seller. There has been no “mass layoff” or “plant closing” as defined by WARN with respect to Seller within the six (6) months prior to the Closing Date.
          (b) Schedule 4.14 sets forth an accurate and complete list of the following information for each employee and director of Seller, including each employee on leave of absence or layoff status: (i) name, (ii) job title, (iii) current compensation paid or payable, and (iv) service credited for purposes of vesting and eligibility to participate under Seller’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, vacation plan or other Employee Benefit Plan or any similar plan for directors.
          (c) To Seller’s Knowledge, no employee or director of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that affects (i) the performance of his or her duties as an employee or director of Seller, or (ii) the ability of Seller to conduct the IntelliSense Business. To the Knowledge of Seller, no director, officer or other key employee of Seller intends to terminate his or her employment with Seller.
     4.15 Employee Benefit Plans
          4.15.1 Employee Benefit Plan Listing
     Schedule 4.15.1 sets forth an accurate and complete list of all Employee Benefit Plans. Neither Seller nor any ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan, except as may be required under applicable laws.
          4.15.2 Compliance
     With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in material compliance with all applicable requirements of all applicable Laws, including, without limitation, ERISA, COBRA, HIPAA and the Code, (ii) all contributions and other payments due or required to be paid to (or with respect to) such Employee Benefit Plan have been timely paid, (iii) no transaction or event has occurred or to Seller’s Knowledge is threatened or about to occur (including any of the
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transactions contemplated in or by this Agreement or the Transaction Documents) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available, and (iv) neither Seller nor any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which Seller, any ERISA Affiliate or Buyer could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.
          4.15.3 Qualification
     There is no Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
          4.15.4 COBRA and Welfare Benefits
     Each “group health plan,” as defined in Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code, sponsored, maintained, provided, administered or contributed to by Seller or any ERISA Affiliate is, and at all times since inception has been, maintained, administered and operated in material compliance with all applicable requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA, Section 4980B(f) of the Code and all other applicable Laws relating to the provision or continuation of health insurance coverage or other welfare benefits (within the meaning of Section 3(1) of ERISA). Schedule 4.15.4 lists all individuals who have elected (or who are eligible to elect) to continue their coverage under Seller’s medical, dental or other health plan in accordance with COBRA or similar state law.
          4.15.5 Suits, Claims and Investigations
     There are no Claims (other than routine Claims for benefits) pending or, to the Knowledge of Seller, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Knowledge of Seller, is there a basis for any such Claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other Governmental Body, and, to the Knowledge of Seller, no such action is contemplated or under consideration by the IRS, the DOL or any other Governmental Body.
     4.16 Intellectual Property
          (a) Seller owns or possesses sufficient legal rights to all inventions, patents, trademarks, service marks, trade names, copyrights, software code, trade secrets, licenses, information and other proprietary rights and processes (“Intellectual Property”) used in the conduct of its business as currently conducted (“Seller IP”). To Seller’s Knowledge, the Seller IP and Seller’s use thereof in the IntelliSense Business do not infringe, or constitute a misappropriation of, any Intellectual Property right of any other Person. The Seller IP constitutes all Intellectual Property of any kind necessary for the conduct of the
Asset Purchase Agreement

IntelliSense Business as currently conducted. There are no outstanding Contracts of any kind relating to the Seller IP, nor is Seller bound by or a party to any Contracts of any kind with respect to the Intellectual Property of any other person or entity, except as set forth on Schedule 4.16. Seller has not received any communications alleging that it has violated or, by conducting the IntelliSense Business, would violate any Intellectual Property rights of any other Person, and, to the Knowledge of Seller, there is no basis for any such allegation.
          (b) To the Knowledge of Seller, none of Seller’s employees is obligated under any Contract or subject to any Order that would interfere with the use of such employee’s best efforts to promote the interest of the IntelliSense Business. Neither the execution and delivery of this Agreement, nor the conduct of the IntelliSense Business currently, will, to the Knowledge of Seller, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any such employee is now obligated. To the Knowledge of Seller, it is not and will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Seller. Seller owns all right, title and interest in and to all inventions and other developments, whether or not patentable, including without limitation software code, algorithms and other intellectual property, developed or created by its current or former employees, officers, consultants and contractors in the course of their service for Seller, pursuant to customary invention assignment arrangements, all of which arrangements are valid Contracts supported by adequate consideration from Seller and are enforceable against such Persons in accordance with their terms.
          (c) Seller has taken all actions reasonably necessary to protect the Seller IP and has in place reasonable precautions and procedures against misappropriation or unauthorized use of such Intellectual Property. A true and correct list of all patents, patent applications, registered trademarks, trademark applications and common law trademarks of Seller is included in Schedule 2.1.4, and Seller has received no correspondence from the Patent and Trademark Office that raise issues or objections concerning any such applications which are pending as of the date of this Agreement. The Seller has received no correspondence from any third party challenging Seller’s right to any of the Intellectual Property. The Seller has a valid registration and all material rights (free of any material restriction) with respect to all Internet domain names which are currently used by the Seller in its business.
     4.17 Accounts Receivable
     All accounts receivable of Seller reflected on the Financial Statements or in the Books and Records as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.
Asset Purchase Agreement

     4.18 Equipment
     The Equipment does not have any material structural defects, is in good operating condition and repair and is reasonably adequate for the conduct of the IntelliSense Business, and it conforms to and is free of any building, fire or other violations under all applicable zoning, pollution, health and safety and other laws, statutes, rules, ordinances and regulations. During the past three years there has not been any significant interruption in the conduct of the IntelliSense Business due to the malfunctioning of any Equipment.
     4.19 Reserved.
     4.20 Customer Warranties
     Schedule 4.20 sets forth Seller’s warranties currently made with respect to its products and services, and the current policies with respect to customer and end user returns of its products and services. Seller has not made any express warranties in connection with the sale of its products and services. Claims against Seller for warranty costs (individually or in the aggregate) with respect to its products and services during each of the three full calendar years preceding the date of this Agreement were not material, and there are no outstanding or threatened Claims for any such warranty costs.
     4.21 Compliance With Laws; Permits
          (a) Except as set forth on Schedule 4.21 and except as would not result in a Material Adverse Effect:
               (i) Seller is, and at all times has been, in full compliance with all Laws that are or were applicable to Seller or to the conduct or operation of the IntelliSense Business or the ownership, operation or use of any of the Acquired Assets;
               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Law; and
               (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Law.
Asset Purchase Agreement

          (b) Schedule 2.1.5 sets forth an accurate and complete list of each Permit that is held by Seller or that otherwise relates to the business of Seller, or to any assets owned or used by Seller. Each such Permit listed or required to be listed thereon is valid and in full force and effect. Except as set forth on Schedule 4.21 and except as would not result in a Material Adverse Effect:
               (i) Seller is, and at all times, has been in full compliance with all the terms and requirements of each Permit identified or required to be identified on Schedule 2.1.5;
               (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit listed or required to be listed on Schedule 2.1.5, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit listed or required to be listed on Schedule 2.1.5;
               (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit; and
               (iv) all applications required to have been filed for the renewal of the Permits listed or required to be listed on Schedule 2.1.5 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.
          (c) The Permits set forth on Schedule 2.1.5 collectively constitute all of the Permits necessary to authorize Seller to lawfully conduct and operate the IntelliSense Business in the manner currently conducted by Seller and to authorize Seller to own and use its assets in the manner in which it currently owns and uses such assets.
     4.22 Insurance
          (a) Seller has delivered to Buyer (i) accurate and complete copies of all insurance policies to which Seller is a party or under which Seller, or any director of Seller, is or has been covered at any time within the three years preceding the date of this Agreement, (ii) accurate and complete copies of all pending applications for insurance policies, and (iii) any statement by Seller’s accountants with regard to the adequacy of such entity’s coverage or of the reserves for claims.
Asset Purchase Agreement

          (b) Schedule 4.22 describes (i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder, (ii) any Contract, other than an insurance policy, for the transfer or sharing of any risk by Seller, and (iii) all obligations of Seller to third parties with respect to insurance (including such obligations under leases and service agreements), and identifies the policy under which such coverage is provided.
          (d) Except as set forth Schedule 4.22:
               (i) All insurance policies to which Seller is a party or that provide coverage to Seller (A) are valid, outstanding, and enforceable, (B) are issued by an insurer that is financially sound and reputable, (C) taken together, provide adequate insurance coverage for the assets of Seller and the operation of the IntelliSense Business for all risks normally insured against by a Person carrying on a business similar to the IntelliSense Business, and (D) are sufficient for compliance with all Laws and Contracts to which Seller is a party or by which Seller is bound.
               (ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
               (iii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each insurance policy issued to Seller or that provides coverage to Seller or an officer or director of Seller.
               (iv) Seller has given notice to the insurer of all claims pending under the insurance policies issued to Seller.
     4.23 Brokers or Finders
     Neither Seller or the Shareholders nor any Person acting on behalf of Seller or the Shareholders has directly or indirectly incurred, nor will incur as a result of any action taken by or on behalf of Seller or the Shareholders, any liability for brokerage or finders’ fees or agents’ commissions or any similar fees, charges or payments in connection with this Agreement or the Transaction Documents, or any transaction contemplated hereby or thereby.
     4.24 Absence of Questionable Payments
     Neither Seller nor any director, officer, agent, or employee of Seller, nor Shareholders, nor to the Knowledge of Seller, any other Person associated with or acting for or on behalf of Seller or the Shareholders, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business
Asset Purchase Agreement

secured, or (c) to obtain special concessions or for special concessions already obtained, for or in respect of Seller.
     4.25 Customers and Suppliers
     Other than as set forth in Schedule 4.25 and to the Knowledge of Seller, (a) no customer or supplier that is a party to any Assumed Contract intends to terminate or modify its relationship with Seller in the next 3 months, (b) no customer or supplier that is a party to any Assumed Contract has during the last 12 months decreased or limited materially, or threatened to decrease or limit materially, its purchase of Seller’s services, or its supply of services to Seller, as the case may be, and (c) with respect to the Acquired Assets, Seller and the Shareholders have had no conversations with any customers or suppliers that are a party to any Assumed Contract that would lead them to believe that Buyer should expect a material change in the level of business with any such customer or supplier.
     4.26 Investment Representations of Shareholders
     Each of the Shareholders individually and on behalf of his or her marital community, represents, warrants and acknowledges as to such individual Shareholder as follows:
     1. He or she has the full right, power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, and this Agreement has been duly and validly executed and delivered by him or her, and constitutes a valid and binding obligation of such Shareholder, enforceable against him or her in accordance with its terms.
     2. Such Shareholder is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended;
     3. The Stock to be received by such Shareholder is for the Shareholder’s own account, for investment purposes only, and not for the account of any other person, and not with a view to distribution, assignment, or resale to others, or to fractionalization in whole or in part, and each of the Shareholders acknowledge that Buyer and Parent intend the acquisition of the Stock to be exempt from registration under the Securities Act by virtue of Section 4(2) and the provisions of Regulation D promulgated thereunder (“Regulation D”). No other person has or will have a direct or indirect beneficial interest in the Stock received by attendant to this Agreement and such Shareholder will not sell, hypothecate, or otherwise transfer such Stock except in accordance with the Act and applicable state securities laws;
     4. Buyer is under no obligation under Washington or federal law to register Stock on behalf of the Shareholders or to assist in complying with any exemption from registration. Shareholders may not, directly or indirectly, sell, assign, transfer, pledge, give, subject to lien or security interest or otherwise dispose of or encumber (collectively called “Transfer”) any Buyer stock except as expressly permitted by this Agreement and Exhibit D hereto.
Asset Purchase Agreement

     5. In evaluating the suitability of an investment in the Buyer, such Shareholder has not relied upon any representations or other information (whether oral or written) from Buyer that is inconsistent with any representation contained in this Agreement, and no oral or written representations have been made to such Shareholder in connection with the Stock which were in any way inconsistent with the Agreement.
     6. Buyer has made available to such Shareholder all documents and information that he has requested relating to the Stock.
     7. Such Shareholder: (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this Agreement, the Stock and the Additional Shares and of making an informed investment decision; (ii) believes he or she has received all the information requested from Buyer and that such Shareholder considers necessary or appropriate for deciding whether to enter into the Agreement and receive the Stock and the Additional Shares; and (iii) has had the opportunity to discuss Buyer’s business, management, technology and financial affairs with Buyer’s management.
     8. Such Shareholder has carefully considered and has, to the extent he or she believes such discussion necessary, discussed with his professional legal, tax and financial advisers the suitability of an investment in Buyer for the undersigned’s particular tax and financial situation and he has determined that the Stock and the Additional Shares are a suitable investment. With the exception of statements and representations made by Buyer in this Agreement, such Shareholder is relying solely on such advisors and not on any statements or representations of Buyer or any of its agents. Such Shareholder understands that he or she (and not Buyer) will be responsible for his own tax liability that may arise as a result of the transactions contemplated by this Agreement. No representation has been made by Buyer, or its affiliates or agents, regarding the potential tax effect of the Agreement on the Shareholders.
     9. No federal or state agency has made any finding, determination, recommendation or endorsement of the Stock and the Additional Shares, and there can be no assurance as to the federal or state tax results of receipt of the Stock and the Additional Shares by the Shareholders.
     10. The foregoing representations and warranties are true and accurate as of the date hereof, shall be true and accurate as of the Effective Time and shall survive thereafter.
     4.27 Full Disclosure
     To the actual knowledge of Seller and Shareholders, no information furnished by Seller to Buyer in connection with this Agreement (including without limitation all information in the Schedules and Exhibits) contains any untrue material statement of fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.
Asset Purchase Agreement

5.	Representations and Warranties of Buyer and Parent
     Buyer and Parent jointly and severally represent and warrant to Seller and the Shareholders that the following statements are accurate and complete. The representations and warranties in this section shall survive and be valid, enforceable and binding for a period of one year after the Closing Date. After the first anniversary of the Closing Date, neither Seller nor Shareholders shall have any recourse against Buyer or its Affiliates for any inaccuracies in or breaches of said representations and warranties.
     5.1 Organization and Good Standing
     Buyer is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     5.2 Corporate Authority; Enforceability
     Each of Buyer and Parent has all requisite corporate power and authority to own and operate its assets, to carry on its business as now being conducted, to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer and Parent of this Agreement and the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement and the Transaction Documents constitute valid and binding obligations of Buyer and Parent, enforceable in accordance with the terms of such Transaction Documents, except as enforcement may be limited by the Bankruptcy Exception.
     5.3 No Conflict
     The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and Parent and the consummation of the transactions contemplated hereby and thereby will not, directly or indirectly, (a) violate, conflict with, or result in any breach of, any provision of Buyer’s and Parent’s articles of incorporation, bylaws or other charter or formation documents; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time, would constitute a default) under any material Contract or Order to which Buyer and/or Parent is a party or by which it is bound; or (c) violate any law, statute, rule, ordinance or regulation of any Governmental Body applicable to Buyer or Parent.
     5.4 Consents and Approvals
     No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by Buyer and Parent of this Agreement and the Transaction Documents and for the consummation by such parties of the transactions contemplated hereby and thereby.
Asset Purchase Agreement

     5.5 Shares
     When issued in accordance with this Agreement, Seller will be sole owner of the Stock and the Additional Shares (together, the “Securities”) and has or will have, as of the Closing, good, valid and marketable title to such Securities, free and clear of all restrictions, claims, liens, charges, encumbrances and equities whatsoever, except as provided for under Exhibit D or under the Securities Act. Parent or Buyer, as the case may be, represents that it has or will have, as of the Closing, full right, power and authority to issue and deliver such Securities to Seller. There is no action, proceeding, claim or, to Buyer’s or Parent’s best knowledge, investigation against the Buyer or Parent or any of their respective stockholders or members or the Buyer’s or Parent’s assets, properties or, as applicable, any of the Buyer’s or Parent’s respective officers or directors, pending or, to the Buyer’s or Parent’s best knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to or in any other manner impacting upon the Securities and the Buyer’s or Parent’s ability to issue the Securities to Seller.
     5.6 Financial Resources
     Buyer and/or Parent has sufficient funds available for it to pay the Purchase Price.
     5.7 No Broker
     Neither the Buyer nor Parent has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     5.8 No Litigation
     Buyer is not involved in any litigation, nor aware of any pending or threatened litigation against it or an Affiliate, which would have a material adverse impact on its ability to perform any of its obligations under this Agreement.
     5.9 Full Disclosure.
     To the actual knowledge of Buyer and Parent, no information furnished by Buyer and/or Parent to Seller and/or the Shareholders in connection with this Agreement (including without limitation all information in the Exhibits) contains any untrue material statement of fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.
Asset Purchase Agreement

6.	Certain Covenants
     6.1 Access and Information
     From the date of this Agreement through and including the Closing Date, Seller shall (a) grant Buyer and its agents, employees, accountants and attorneys (“Representatives”) reasonable access during normal business hours to the officers, directors, employees, Representatives, offices and other facilities, customers, suppliers, landlords and other third parties with whom Seller does business, (b) provide Buyer and its Representatives full access to the Books and Records of Seller and assist them with making copies as needed, (c) provide Buyer and its Representatives full access to the Acquired Assets, and (d) otherwise use reasonable best efforts to cooperate with Buyer and its Representatives to facilitate their due diligence investigation of the IntelliSense Business. From the date of this Agreement through and including the Closing Date, Seller shall provide to Buyer all information requested by Buyer regarding the operation of the IntelliSense Business, including without limitation financial information regularly prepared by management, information relating to relationships with suppliers, customers and other third parties and information concerning other developments in the IntelliSense Business. All such information shall be prepared on the basis of the Books and Records of the IntelliSense Business, and shall be accurate and complete in all material respects. No investigation or receipt of information by or on behalf of any party hereto shall have any effect on, or undermine such party’s right to rely on, the representations, warranties and agreements of any other party contained in this Agreement.
     6.2 Notification
     From the date of this Agreement through and including the Closing Date, Seller or the Shareholders shall promptly notify Buyer in writing if Seller or any Shareholder receives notice or knowledge of any of the following:
          (a) the commencement or threat of any Proceeding against or directly affecting Seller or the IntelliSense Business, or any issued or pending Order or other material legal developments with respect to the IntelliSense Business or Seller;
          (b) any event, condition, development or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect, including without limitation any material adverse change in any relationship with, or material reduction in actual or projected revenue from, any top seven customer;
          (c) any inaccuracy in any of Seller’s and the Shareholders’ representations and warranties made herein or in the Schedules to this Agreement, or any event or state of facts the effect of which is that any such representation or warranty (i) is made inaccurate at the time of such event or state of facts as if made at and as of such time or (ii) would be inaccurate at the Closing Date;
          (d) any failure of Seller or the Shareholders to perform any covenant or other obligation required to be performed under this Agreement prior to the Closing; and
Asset Purchase Agreement

          (e) any facts or circumstances that would cause any of the conditions specified in Section 7.1 hereof to be incapable of, or substantially unlikely to be, fulfilled.
     The delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available hereunder to the parties receiving such notice. Any such notice shall contain all material facts concerning the matters described therein and shall identify the provisions of this Agreement implicated by such matters.
     6.3 Employees
     All employees of Seller that are employed by Buyer immediately after the Closing (other than the Required Employees, who shall become employees of Parent) shall receive substantially the same employee benefits as are currently provided by Seller, including health, pension, welfare and other benefit plans. To the extent applicable, Buyer shall be responsible for providing the coverage required under Code section 4980B (“COBRA Coverage”) to individuals who are “M&A Qualified Beneficiaries” within the meaning of Treasury Regulation 54.4980B-9, Q&A 8 under Buyer’s applicable benefit plan/s for such period as such individuals would have been eligible for COBRA Coverage in the absence of the termination of Seller’s Employee Benefit Plans following the Closing Date, in accordance with Treasury Regulation 54.4980B-9, Q&A 8 and similar extended benefits provisions under applicable state law.
     6.4 Conduct of Business Prior to Closing
     Except for actions taken with the prior written consent of Buyer, from the date of this Agreement through and including the Closing Date, Seller shall conduct the IntelliSense Business in the ordinary course consistent with Seller’s past practices including, but not limited to, collection of accounts receivable. Seller shall not, directly or indirectly, take or permit to exist any action or condition specified in Section 4.7 above, and Seller shall:
          (a) use its reasonable best efforts to maintain the IntelliSense Business intact, to market, promote and sell its services consistently with Seller’s past practices, and to preserve the goodwill of the IntelliSense Business and its relationships with customers, suppliers and other third parties;
          (b) maintain the Leased Real Property and Equipment in good operating condition and repair, ordinary wear and tear excepted, and to continue maintenance, capital expenditures and other similar operational decisions in accordance with Seller’s normal practices;
          (c) meet all contractual obligations of the IntelliSense Business and perform and pay all obligations as they mature in the ordinary course of business;
          (d) make all payments and filings required with respect to the Intellectual Property in a timely manner, and continue to prosecute and maintain all pending applications therefor in all jurisdictions in which such applications are pending;
Asset Purchase Agreement

          (e) comply with all Orders, Laws and Permits applicable to the conduct of the IntelliSense Business or the ownership or operation of the Acquired Assets;
          (f) not take any action, or omit to take any action, directly or indirectly, with the intent that Seller’s representations and warranties made herein would become inaccurate at the time of such action or omission (or at Closing) as if made at and as of such time, except as would not cause a Material Adverse Effect;
          (g) continue unchanged the compensation and terms of employment presently provided to Seller’s officers and employees;
          (h) not issue any shares of capital stock, or any options, warrants, convertible or exchangeable securities or other rights to acquire shares of capital stock of Seller;
          (i) not acquire any corporation, partnership, other business organization or division thereof;
          (j) not enter into any material Contract other than in the ordinary course of business, consistent with past practice;
          (k) not enter into any employment or consulting agreement or increase the compensation payable to its officers, employees or consultants, except for increases in accordance with existing agreements or past practices;
          (l) not grant any severance or termination pay to, or enter into any severance agreement with, or enter into any stay bonus or other special compensation arrangements with or with respect to, any director, officer or other employee of Seller (other than payment of no more than two weeks’ severance to terminated employees in the ordinary course of business and consistent with past practice);
          (m) not establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, stay bonus or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;
          (n) not take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, internal controls, inventory management, pricing, billing, warranty and return policies, payment of accounts payable or collection of accounts receivable;
          (o) not enter into any transaction with any Affiliate of Seller (other than transactions entered into as contemplated by this Agreement) or enter into any transactions otherwise than on an arm’s-length basis;
Asset Purchase Agreement

          (p) not mortgage, pledge or subject to any Encumbrance any of Seller’s property, business or assets, except materialmen’s liens securing payments not yet due, tax liens in respect of Taxes not yet due and other statutory liens in respect of obligations not yet due and that are not, individually or in the aggregate, material to Seller;
          (q) not make any material gifts of or sell, lease, transfer or exchange any material property for less than the fair market value thereof;
          (r) not allow any material governmental Permit to lapse, expire or terminate, except as would not cause a Material Adverse Effect;
          (s) not enter into, amend, extend, terminate or permit any renewal notice period to lapse with respect to any lease or any other contract obligation that contains either consideration to be given or performed by Seller of a value exceeding $10,000 or a term exceeding one year; or
          (t) not enter into, directly or indirectly, any Contractual obligation, or make any promise, to do any of the things referred to in clauses (a) through (t) above or any of the things referred to in Section 4.7 above (without regard to the period of time to which such Section applies by its terms).
     6.5 Insurance; Damage to Assets
          (a) Seller shall maintain, from the period commencing on the date of this Agreement through and including the Closing Date, the same insurance coverages it maintained prior to the date hereof in respect of the IntelliSense Business and the Acquired Assets.
          (b) Seller shall give Buyer prompt written notice of (i) any loss, damage or destruction to any of the Acquired Assets material to the operations of the IntelliSense Business occurring on or after the date hereof and on or prior to the Closing Date, (ii) the estimated value of the portion of the tangible Acquired Assets so lost, damaged or destroyed, and (iii) the estimated cost of repair, replacement or reconstruction thereof. Without regard to the limitations set forth in Section 10.3, any insurance proceeds paid to Seller in respect of any such loss, damage or destruction shall be paid to Buyer in accordance with Section 2.1.10.
     6.6 Post-Closing Severance Obligations
     Subject to Buyer’s compliance with Section 6.3, Seller shall have sole responsibility for complying with, and shall assume all liabilities and obligations resulting from any noncompliance with, the requirements of the WARN Act, and any other state, federal or local requirements with respect to any termination of employment caused by a reduction in work force, shutdown, plant closure or other employment termination at or prior to Closing.
Asset Purchase Agreement

     6.7 Cooperation; Satisfaction of Conditions
     Each party will cooperate in good faith with each other party and with the others’ Representatives in furtherance of the transactions contemplated by this Agreement. Each party shall proceed with all reasonable diligence and use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent to the other parties’ obligations hereunder as set forth in Section 7.
     6.8 Exclusivity
     The Shareholders and Seller shall not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage the submission of any proposal or offer relating to (i) any acquisition or purchase of all or any material portion of the assets of Seller, (ii) any acquisition or purchase of any significant equity interest in Seller, or (iii) any merger or other business combination with Seller, or (b) participate in any negotiations regarding, or furnish to any third party any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any party to do or seek any of the foregoing matters referred to in (a) above. Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller shall notify Buyer promptly if any such proposal or offer, or any inquiry or contact with any party with respect thereto, is made.
     6.9 Transfer Taxes
     Buyer shall be responsible for the payment of any and all Taxes in connection with the purchase and sale of the Acquired Assets under this Agreement, including without limitation all transfer, sales, use and documentary Taxes, filing and recordation fees, and similar charges. The parties will furnish each other with any applicable certificates of Tax exemption, and Seller shall furnish Buyer with a tax clearance certificate from the State of Washington Department of Revenue as soon as practicable after the Closing.
     6.10 Publicity
     No party to this Agreement shall issue any press release or other public statement, or make any statement to the press or any third party, regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, except as may be required by Law or as expressly authorized in this Agreement, in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form and content of such required disclosures.
Asset Purchase Agreement

7.	Closing Conditions
     7.1 Conditions Precedent to Obligations of Buyer
     The obligations of Buyer with respect to the purchase of the Acquired Assets at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived only by Buyer in writing:
          7.1.1 No Injunction or Litigation
     As of the Closing Date, there shall not be any Proceeding of any nature or type threatened or pending by or before any Governmental Body that questions or challenges the transactions contemplated by this Agreement under any Law or seeks to delay, restrain or prevent such transactions.
          7.1.2 Representations and Warranties
     The representations and warranties of Seller and the Shareholders made in this Agreement and any certificate furnished hereunder shall be true, complete and correct in all material respects on and as of the Closing Date as though made on and as of that date, except as would not cause a Material Adverse Effect, except that representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (the intent of this sentence being to avoid duplicative materiality qualifications).
          7.1.3 Covenants and Agreements
     Seller and the Shareholders shall have performed and complied with the covenants and agreements in this Agreement required to be performed and complied with by them on or prior to the Closing Date.
          7.1.4 No Material Adverse Change
     From the date of this Agreement to the Closing Date, there shall not have occurred a Material Adverse Effect.
          7.1.5 Consents and Approvals
     All consents, approvals or authorizations of, or declarations, filings or registrations with, all Governmental Bodies required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained or made on terms reasonably satisfactory to Buyer and shall be in full force and effect. All consents, approvals or authorizations of any other Persons required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including without limitation all consents of any Persons required for the assignment to Buyer of the Assumed Contracts and the continuation in effect of such Assumed Contracts following the
Asset Purchase Agreement

Closing and such assignment, shall have been obtained in form and substance reasonably satisfactory to Buyer and shall be in full force and effect (including without limitation consents from each of the parties listed on Schedule 4.12(f)). All Permits (including without limitation all certifications, endorsements and qualifications) required in connection with the conduct by Buyer of the IntelliSense Business following the Closing in the manner heretofore conducted by Seller shall have been obtained to the reasonable satisfaction of Buyer and shall be in full force and effect.
          7.1.6 Compliance with Laws
     The consummation of the transactions contemplated by this Agreement shall not be prohibited by any Law, Order or other legal authority. Any actions or other compliance required of Seller or with respect to the Acquired Assets under any such Law, Order or other legal authority prior to or as a condition to the consummation of the transactions contemplated hereby shall have been completed by or on behalf of Seller as and when required by any such statute, rule, regulation or authority.
          7.1.7 Delivery of Documents
     Seller and/or the Shareholders, as the case may be, shall have delivered the following documents, agreements and supporting papers to Buyer at the Closing (the “Transaction Documents”), and the delivery of each shall be a condition to Buyer’s performance of their obligations to be performed at the Closing:
          (a) an executed Bill of Sale;
          (b) a counterpart of the Assignment and Assumption Agreement executed by Seller;
          (c) Lease Assignment and Assumption duly executed by all parties thereto (other than Buyer);
          (d) executed Employment Agreements with each of Rhonda Taylor and Paul Tollner (“Required Employees”);
          (e) any and all certificates of title relating to Personal Property included within the Acquired Assets;
          (f) originals of all the consents, approvals, authorizations and Permits assignable by Seller referenced in Section 7.1.5;
          (g) a certificate of the President of Seller in form and substance reasonably satisfactory to Buyer, dated the Closing Date, certifying that all the conditions set forth in Sections 7.1.1, 7.1.2, 7.1.3, 7.1.4 and 7.1.6 have been fulfilled;
Asset Purchase Agreement

          (h) a certificate of the Secretary of Seller in form and substance reasonably satisfactory to Buyer, dated the Closing Date, as to the authenticity and effectiveness of the actions of the Board of Directors and shareholders of Seller authorizing the transactions contemplated by this Agreement, and as to Seller’s charter documents and such other documents as are reasonably specified by Buyer’s counsel;
          (i) all releases and other documents as may be necessary to effectuate the satisfaction and release of any Encumbrances on the Acquired Assets, all to the reasonable satisfaction of Buyer;
          7.1.11 Liens and Encumbrances
     Other than those expressly included among the Assumed Liabilities, Seller shall have caused to be removed, and shall have satisfied, all liens and encumbrances on the IntelliSense Business and any of the Acquired Assets.
     7.2 Conditions Precedent to Obligations of Seller and Shareholders
     The obligations of Seller and the Shareholders with respect to the sale of the Acquired Assets at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived only by Seller in writing:
          7.2.1 No Injunction or Litigation
     As of the Closing Date, there shall not be any Proceeding of any nature or type threatened or pending by or before any Governmental Body that questions or challenges the transactions contemplated by this Agreement under any Law or seeks to delay, restrain or prevent such transactions.
          7.2.2 Representations and Warranties
     The representations and warranties of Buyer made in this Agreement and any certificate furnished hereunder shall be true, complete and correct in all material respects on and as of the Closing Date as though made on and as of that date, except that representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (the intent of this sentence being to avoid duplicative materiality qualifications).
          7.2.3 Covenants and Agreements
     Buyer shall have performed and complied with the covenants and agreements in this Agreement required to be performed and complied with by it on or prior to the Closing Date.
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          7.2.4 Delivery of Documents
     Buyer shall have delivered the following documents, agreements and supporting papers to Seller and the Shareholders at the Closing, and the delivery of each shall be a condition to Seller’s and the Shareholders’ performance of their obligations to be performed at the Closing:
          (a) a counterpart of the Assignment and Assumption Agreement executed by Buyer;
          (b) a certificate of an officer of Buyer in form and substance reasonably satisfactory to Seller and the Shareholders, dated the Closing Date, certifying that all the conditions set forth in Sections 7.2.1, 7.2.2, 7.2.3 and 7.2.5 have been fulfilled; and
          (c) delivery of the Closing Consideration by wire transfer of immediately available funds to the account designated by Seller, issuance and delivery directly to Seller of one or more stock certificates representing the Stock, and issuance and delivery in Seller’s name into escrow of one or more stock certificates representing the Additional Shares.
          7.2.5 Compliance with Laws
     The consummation of the transactions contemplated by this Agreement shall not be prohibited by any Law, Order or other legal authority.
8.	Certain Post-Closing Covenants
     8.1 Further Assurances
     After the Closing Date, Seller shall from time to time execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, approvals and authorizations, as Buyer may reasonably request in order to fully effect the conveyance and transfer to Buyer of, or perfect Buyer’s right, title and interest in, any of the Acquired Assets, to assist Buyer in obtaining possession of any of the Acquired Assets, or to otherwise comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement and the Transaction Documents. After the Closing Date, each party shall provide the other party with such reasonable assistance as may be requested by the other party in connection with any Claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including, but not limited to, any Tax Return or form) relating to the Acquired Assets or the IntelliSense Business.
     8.2 Books and Records
     Subject to Section 2.1.9, not later than five business days after the Closing Date, Seller shall deliver to Buyer (a) all of the technical information and data and other
Asset Purchase Agreement

intellectual property rights to be transferred hereunder (including all of the assets referenced in Section 2.1.3) which have been reduced to writing, (b) all of the original Contracts referenced in Section 2.1.5, and (c) all of the Books and Records.
     8.3 Orders and Deposits
     Seller shall promptly forward to Buyer (a) all orders for services of Seller, and other inquiries from customers or prospective customers in regard to the services of the IntelliSense Business, that are received by Seller within two years after the Closing Date, and (b) any cash or other payments from customers or others that relate to the operation of the IntelliSense Business after the Closing Date.
     8.4 Nonsolicitation Covenant
     In consideration of the Purchase Price, Seller and each of the Shareholders covenants and agrees that during their employment with Intelius and for the two (2) year period after the Shareholders’ employment with Intelius ends, Seller and the Shareholders shall not, directly or indirectly, (a) hire or solicit, or encourage to leave the employment of Buyer or any of its Affiliates, any former employee of the IntelliSense Business hired by Buyer or its Affiliates, or (b) solicit, influence, entice or in any way divert any customer, partner, joint venturer or supplier of the IntelliSense Business from continuing to do business with Buyer or any of its Affiliates.
     8.5 Confidentiality Obligations of Seller and the Shareholders Following the Closing
     From and after the Closing, Seller and the Shareholders shall keep confidential and not use or disclose to any party any confidential information relating to the assets, business or affairs of Buyer, the Acquired Assets or the IntelliSense Business. The confidentiality and non-use obligations set forth in this paragraph shall not apply to any information which is available to the public through no breach of this Agreement by Seller or the Shareholders, or is disclosed to Seller or the Shareholders by third parties who are not under any duty of confidentiality with respect thereto, or is required to be disclosed by Seller or the Shareholders in connection with pending litigation or investigation; provided, however, that in the event Seller or any Shareholder becomes required in connection with any pending Proceeding to disclose any of the confidential information relating to the Acquired Assets, IntelliSense Business or affairs of Buyer, then Seller or such Shareholder shall provide Buyer with reasonable notice so that they may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, Seller or such Shareholder shall furnish only that portion of the information that is required and shall endeavor to obtain a protective order or other assurance that the portion of the information furnished by Seller or such Shareholder will be accorded confidential treatment.
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9.	Termination
     9.1 Termination
     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
          (a) by mutual written consent of Seller and Buyer;
          (b) by either Seller or Buyer, if the Closing shall not have occurred on or prior to November 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a material cause of, or resulted in, the failure of the Closing to occur on or before such date;
          (c) by either Seller or Buyer, if there shall be any Law, Order or similar legal authority that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; provided, however, that in the case of an Order enjoining or otherwise prohibiting such consummation the party seeking to terminate this Agreement pursuant to this subsection (c) shall have used all reasonable efforts to prevent and remove any such Order;
          (d) by Seller, in the event of (i) a material breach by Buyer of any representation, warranty, covenant or other provision of this Agreement which has not been cured or is not curable by the Termination Date or (ii) the occurrence of any development, event or circumstance which it is reasonable to believe would result in any condition to the obligations of Seller and the Shareholder set forth in Section 7.2 above not being satisfied or capable of being satisfied;
          (e) by the Buyer, in the event of (i) a material breach by Seller or the Shareholders of any representation, warranty, covenant or other provision of this Agreement which has not been cured or is not curable by the Termination Date or (ii) the occurrence of any development, event or circumstance which it is reasonable to believe would result in any condition to the obligations of Buyer set forth in Section 7.1 above not being satisfied or capable of being satisfied.
     9.2 Effect of Termination
     In the event of the termination of this Agreement pursuant to Section 9.1 above, there shall be no further obligation on the part of any party hereto, and this Agreement shall be of no further force or effect, except that nothing herein shall relieve any party from liability for any breach hereof. Notwithstanding the foregoing, Sections 8.5 (Confidentiality), 6.11 (Publicity), 11.5 (Expenses), and 11.10 (Governing Law) of this Agreement shall remain in full force and effect after termination hereof.
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10.	Indemnification
     10.1 By Seller and Shareholders
          From and for a period of one (1) year after the Closing Date (unless a different time period or survival period is specifically stated for the enforceability of any particular promise, covenant, representation or warranty herein in which case said time period shall apply to this indemnity obligation for any breach of said promise, covenant, representation or warranty), Seller and the Shareholders (the “Indemnifying Parties”) shall indemnify and hold Buyer and its Affiliates (the “Indemnified Parties”) harmless from and against, and shall reimburse the Indemnified Parties for, any and all Losses arising out of or in connection with:
          (a) any breach or inaccuracy of any representation or warranty made by Seller and the Shareholders in this Agreement;
          (b) any breach or violation of or noncompliance with any covenant, condition or other agreement of Seller or the Shareholders contained in this Agreement;
          (c) the Excluded Liabilities, the Excluded Contracts, or the Excluded Assets;
          (d) the conduct of the IntelliSense Business or ownership and operation of the Acquired Assets on or prior to the Closing Date.
     The representations and warranties of Seller and the Shareholders under this Agreement shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired by Buyer with respect thereto. No such investigation by Buyer prior to or after the date of this Agreement, and no knowledge acquired by Buyer prior to execution of the Agreement or after execution but prior to Closing, shall affect or impair any Indemnified Party’s right to be indemnified as provided herein.
     10.2 By Buyer and Parent
     From and for a period of one (1) years after the Closing Date (unless a different time period is specifically stated for the enforceability of any particular promise, covenant, representation or warranty herein in which case said time period shall apply to this indemnity obligation for any breach of said promise, covenant, representation or warranty) Buyer and Parent (the “Indemnifying Party”) shall jointly and severally indemnify and hold Seller and Shareholders (the “Indemnified Parties”) harmless from and against, and shall reimburse the Indemnified Parties for, any and all Losses arising out of or in connection with:
          (a) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement;
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          (b) any breach or violation of or noncompliance with any covenant, condition or other agreement of Buyer contained in this Agreement;
     The representations and warranties of Buyer under this Agreement shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired by Seller with respect thereto. No such investigation by Seller prior to or after the date of this Agreement, and no knowledge acquired by Seller prior to execution of the Agreement or after execution but prior to Closing, shall affect or impair any Indemnified Party’s right to be indemnified as provided herein.
     10.3 Limitations
     The obligations of the Indemnifying Parties under the preceding Section 10.1 (namely the indemnity obligations of Seller and Shareholders) shall be subject to the limitations set forth in this Section 10.3.
          (a) No claim by Buyer or its Affiliates for indemnification under this Section 10 (a “Claim”) may be brought unless written notice of such Claim is made by Buyer or its affiliates within one (1) year period described in Section 10.1, with the exception of a claim regarding the representations and warranties set forth above in Section 4.10 (“Taxes”), which may be made until the expiration of the relevant statute of limitations (in which event each provision of this Agreement on which such Claim is based shall, with respect to such Claim, survive the applicable survival period until such Claim is finally resolved and all obligations with respect thereto are fully satisfied).
          (b) The Indemnified Parties shall not be entitled to be indemnified in respect of Losses as to which Claims for indemnification are made under this Section 10, and the Indemnifying Parties shall not be obligated to provide indemnification hereunder, unless and until the aggregate amount of all Losses for which Claims by Indemnified Parties are made hereunder exceeds $10,000 (the "Threshold”), in which event the Indemnifying Parties shall be obligated to indemnify the Indemnified Parties for the total dollar amount in excess of such Threshold of all such Losses.
          (c) The maximum liability of the Indemnifying Parties in respect of Claims for indemnification under this Agreement shall be limited to $1,000,000 (the “Cap”); provided, however, that (i) any Claims shall be satisfied first from the Holdback Amount as provided in Section 10.5, and only to the extent the Holdback Amount is not sufficient may such Claims be pursued directly against the Indemnifying Parties; (ii) the Cap shall not apply to any Claim for Losses asserted under Section 10.1(c); and (iii) the maximum indemnity liability of any individual Shareholder shall be limited to that Shareholder’s allocable pro rata percentage of the Cap based upon their respective interests as reflected on Schedule 10.4., and no Shareholder shall be liable for another Shareholder’s liability hereunder. The indemnification remedies under this Section 10 shall be the Indemnified Parties’ sole recourse for damages under this Agreement.
Asset Purchase Agreement

     10.4 Holdback Claims Procedure for Seller and Shareholder Indemnity
          (a) At the Closing, the Holdback Amount shall be retained by Buyer as a partial mechanism to satisfy potential Claims for indemnification by Indemnified Parties under Section 10.1. Any liability of the Indemnifying Parties for indemnification under Section 10.1 shall be satisfied first from the Holdback Amount, to the extent thereof. If such liability exceeds the Holdback Amount, the Indemnifying Parties shall promptly pay the balance of such liability to the Indemnified Party entitled thereto, subject to the Cap, (if applicable).
          (b) In the event the Indemnifying Parties dispute a Claim (“Disputed Claim”), such dispute shall be resolved by the parties in accordance with either (i) a mutual agreement among Buyer and the Indemnifying Parties, which shall be memorialized in writing, or (ii) a final decision of a court of competent jurisdiction. If any Disputed Claim has not been resolved prior to the date otherwise established as the Holdback Termination Date (as defined below), and if any Holdback Amount then remains available, the Holdback Termination Date shall be extended until such time as any such Disputed Claim has been resolved.
          (c) Buyer shall hold the Holdback Amount in accordance with this Agreement and shall release the Holdback Amount only as follows:
               (i) The Holdback Amount shall be credited to Buyer’s account in respect of indemnification Claims made by Indemnified Parties under this Section 10 when, and to the extent, authorized under subsection (b) above.
               (ii) On the Holdback Termination Date, any Holdback Amount then remaining and not (A) previously credited to Buyer in respect of Claims for indemnification under Section 10.1 or (B) reserved in respect of Disputed Claims shall be released to the Seller or, if Seller has been liquidated, to Seller’s former Shareholders pro rata in accordance with their respective interests therein as set forth in Schedule 10.4. Except as otherwise set forth in subsection (b) above, for purposes of this Agreement, the “Holdback Termination Date” shall mean the first business day following six months after the Closing Date.
          (d) The Holdback Amount shall be maintained by Buyer in a separate interest-bearing money market account, segregated from Buyer’s other assets. All interest earned on such funds shall be added to the Holdback Amount as earned and shall be for the account of the party ultimately entitled to the principal of the Holdback Amount, as determined at the Holdback Termination Date. For federal and state income tax purposes, any such interest earned shall be income of the party ultimately entitled to the principal of the Holdback Amount.
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     10.5 Specific Performance
     The parties to this Agreement acknowledge that it may be impossible to measure in money the Losses that a party would incur if the other party failed to perform any covenant or agreement herein. Each party hereto shall be entitled to obtain an injunction to require specific performance of, and prevent any violation of the terms of, this Agreement, in addition to any other remedy available hereunder. In any such Proceeding specifically to enforce any provision of this Agreement, the party against whom such remedy is sought hereby waives any claim or defense therein that an adequate remedy at law or in damages exists.
11.	Seller and Shareholder Non-compete
     As part of the consideration for Buyer’s obligations hereunder, including but not limited to the payment of the Purchase Price set forth above in Section 3, Seller and Shareholders agree that for a period of two (2) years following the Closing Date, they will not, singly or collectively, engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business. For purposes of this Section, Seller or Shareholders will not be considered to be connected with any Competing Business solely on account of: (a) their ownership of less than five percent (5%) of the outstanding capital stock or other equity interests in any Competing Business; or (b) their engagement by, performance of services for, participation in or other connection with any business that is not a Competing Business but that is carried on by an entity that carries on a Competing Business as a separate division or other independent organization. For purposes of this Section, “Competing Business” means any enterprise, whether commercial or non-profit, that is in competition with any material aspect of the Buyer’s business as said business existed during the Shareholders’ employment with Buyer.
12.	Miscellaneous
     12.1 Amendment and Waiver
     This Agreement may not be amended or modified except by an instrument in writing signed by Buyer, Seller and the Shareholders. No waiver of any violation of any provision of this Agreement, extension of time for performance hereunder, or other modification of this Agreement shall be effective unless in writing and signed by the waiving party. No delay or failure of any party to exercise its rights and pursue available remedies hereunder shall operate as a waiver thereof.
     12.2 Severability
     If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the parties. Furthermore the court shall have the power to replace the invalid or unenforceable part or provision with a provision that
Asset Purchase Agreement

accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made. Without in any way limiting the generality of the foregoing, it is understood and agreed that this Section 11.2 shall apply to the provisions of Section 8.5 and that the provisions of Section 8.5, as they relate to each jurisdiction within their geographical scope, constitute separate and distinct covenants.
     12.3 Notices
     All notices and other communications required or permitted to be given under this Agreement shall be in writing, signed by or on behalf of the sender, and shall be sent by fax transmission, or mailed postage prepaid by first-class certified or registered mail, or sent by nationally recognized express courier service postage prepaid for next business morning delivery, or hand-delivered, in each case addressed as follows:

If to Buyer:	IntelliSense LLC
500 108th Avenue NE, 25th Floor
Bellevue, WA 98004-5580
Attn: William H. Beaver, General Counsel
Telecopier No. (425) 637-0963

with a copy to:	Lane Powell PC
1420 Fifth Avenue, Suite 4100
Seattle, WA 98101-2338
Attention: Michael Morgan
Telecopier No. (206) 223-7107

if to Seller:	IntelliSense Corporation
Rhonda Taylor, President
13813 93rd Avenue SE
Snohomish, WA 98296

with a copy to:	Blake A. Ilstrup
Heller Ehrman LLP
701 Fifth Avenue, Ste. 6100
Seattle, WA 98104
Fax: 206.515.8887

if to any Shareholder:	To the Shareholder at the address set forth on the signature page hereto.
     Any party may change the Persons or addresses to which any notices or other communications should be addressed by notifying the other parties as provided above. Any
Asset Purchase Agreement

notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received four days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service postage prepaid for next business morning delivery, or on the date of delivery or transmission if hand-delivered or sent by facsimile transmission. Notice by email shall not be valid.
     11.4 Assignment
     No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may assign its respective rights and obligations under this Agreement (a) to any Affiliate or (b) to any successor of Buyer whether by merger, acquisition or otherwise. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
     11.5 Expenses
     Each party shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation the fees and expenses of investment bankers, attorneys and accountants.
     11.6 Captions
     The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or be used in the interpretation thereof.
     11.7 Entire Agreement
     This Agreement and the Transaction Documents together constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.
     11.8 No Third-Party Rights
     Nothing in this Agreement is intended, nor shall be construed, to confer upon any person or entity other than Buyer, Seller and the Shareholders (and only to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement.
     11.9 Counterparts
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.
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     11.10 Governing Law
     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington as such laws are applicable to contracts entered into and to be fully performed in that State. The venue for any action brought regarding the subject matter of this Agreement shall be in King County, Washington.
Signature Page Follows
Asset Purchase Agreement

     EXECUTED as of the date first above written.

IntelliSense LLC				INTELLISENSE CORPORATION

By	/s/ Edward Petersen		By	/s/ Rhonda Taylor

	Its	President		Rhonda Taylor, President

Intelius Inc.				SHAREHOLDER

By	/s/ William Beaver			/s/ Rhonda Taylor

	Its General Counsel/Secretary			Rhonda Taylor

Address:
[illegible] 93rd Ave. SE
Snohomish, WA 98296

SHAREHOLDER

/s/ Paul Tollner

Paul Tollner

Address:
2656 168th Ave. NE
Bellevue, WA 98008
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